Exhibit 99.1

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

FIRST INDIANA BANK

Moderator: Beth Copeland
January 19, 2006
1:00 pm CT

Operator:	Good afternoon. My name is (Mary Ann) and I will be your conference operator today. At this time I would like to welcome everyone to the First Indiana Bank Year End 2005 Earnings conference.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. Mr. Warrington you may begin your conference.

Bob Warrington:	Thank you (Mary Ann). Welcome and thank you for joining us today for our conference call. We do appreciate the opportunity to share our 2005 year end financial results and our observations with you.

Joining me today are Beth Copeland, our Communications Director and Bill Brunner, our Chief Financial Officer.

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

First Beth will address forward looking statements and then Bill will review selected financials and I’ll conclude with some remarks.

Beth?

Beth Copeland:	This conference call may contain forward looking statements concerning First Indiana’s future operations and financial results. Such statements are based on management’s views and expectations as of today based on information presently available to management.

These statements are subject to numerous risks and uncertainties as described in our Form 10K and other filings with the Securities and Exchange Commission. And as a consequence actual results may differ materially from those anticipated by the forward looking statements.

First Indiana undertakes no duty to update forward looking statements.

And now Bill will review a few of our financials from 2005.

Bill Brunner:	Good afternoon. Before I get into the numbers I want to point out that as a result of the sale of the bank’s trust division on January 3, 2006, all financial statement aspects of the trust business have been reclassified to discontinued operations for all periods presented.

This reclassification primarily impacts non-interest income and non-interest expense. Other than this change all information presented on the financial statements is comparable.

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

First Indiana’s net income for 2005 was a record $25.3 million or $1.80 per share on a diluted basis. This compares favorably with net income of $14.7 million or 93 cents per share in 2004.

In the fourth quarter net income continued to improve to $6.8 million or 48 cents per diluted share compared with $6.6 million or 47 cents per diluted share for the third quarter.

The return on average assets for 2005 was 1.32% compared with .71% in 2004. In the fourth quarter ROA was 1.36%.

Return on average equity for 2005 was 14.39% compared with 6.94% in 2004. In the fourth quarter ROE was 15.25%.

Loan outstandings were $1.57 billion at December 31, 2005 compared with $1.50 billion at year end 2004 up 4.5%. Commercial loans increased $105 million or 15% over the year while consumer and residential loans decreased $21 million and $17 million respectively. High prepayment speeds in both the residential and home equity line of credit products were the cause of these declines.

Core deposits which include demand deposits, savings, and retail certificates of deposit increased well in the fourth quarter averaging $1.3 billion. This compares to $1.27 billion for the third quarter and $1.25 billion for the fourth quarter of 2004, increase of 3% on a link quarter basis and 4% from the fourth quarter of 2004.

Net interest margin was 3.85% for the fourth quarter of 2005. This is compared with 3.90% for the third quarter of 2005. There’s some detail behind

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

the margin metric that I’d like to talk about to be helpful in understanding its dynamics.

As discussed last quarter the 3.90% margin reported included a six basis point of positive impact by a one-time item which effectively made the run rate margin 3.84%.

And the fourth quarter also included an unusual item that had a negative impact on the margin of five basis points. In the fourth quarter a pool of purchased residential mortgages was paid off early, necessitating the write-off of the remaining premium on the books.

As for credit metrics no provision for loan loss was taken in the fourth quarter of 2005, the same as the previous quarter. The provision for loan losses for the year ended December 31, 2005 was a negative $3.2 million.

Non-performing loans decreased $4.6 million to 29 basis points of loans at December 31, 2005 compared with $19.8 million or 1.32% of loans at December 31, 2004.

Non-interest income for 2005 was $29.3 million compared with $36.9 million in 2004. Again this portion of the financial statement has been restated to relocate the revenue from the sale of the trust division to discontinued operations.

A number of items affect this comparison in 2005, many of which are the direct result of the strategic initiatives announced in 2004. These include the loss realized on the sale of the loan servicing business as well as a reduction in ancillary income associated with that business. Also reductions in loan fee income due to the sale of the out of state loan offices.

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

Non-interest expense for 2005 was $63.1 million compared with $69.2 million in 2005 on a comparable basis. In the fourth quarter of 2005 NIE was $15.3 million. Throughout 2005 expenses were maintained at levels which exceeded the commitments made for the cost reductions announced in September 2004 and the fourth quarter continued that trend.

Now Bob has some remarks of our results.

Bob Warrington:	Thank you Bill. Before I get into a discussion of the quarter I want to review and put the year into context. In 2005 we set out to eliminate any remaining credit risks, realized the benefits of the cost reduction initiative put in place in the fall of 2004, and to turn our attention to revenue growth.

Looking back on the year I believe we have successfully achieved all three. The credit metrics of the company have improved. On the cost side we’ve exceeded our targets for cost reductions and are now poised to further enhance our efficiency through the previously announced core processor and business process redesign projects which are now underway. We still anticipate the third quarter ’06 conversion.

On the revenue side we increased commercial loan balances by 15% in 2005 while completing the process of exiting our out of market commercial credits.

We have increased our production of locally based consumer and residential portfolio loans by 125% over 2004‘s originations and core deposits are on the rise.

As for the fourth quarter my thoughts go to the fact that in a company of our size one quarter is too short of a timeframe to develop trends. Relatively small

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

events can have a material impact on financial results. For example, in the fourth quarter Bill earlier discussed that a payoff on a pool of purchase mortgages had a negative impact on the margin of five basis points and lowered EPS by one cent per share. Therefore on a run rate basis the margin was 3.90% as compared to the run rate margin in the third quarter of 3.84%, and on an operating basis our earnings per share was 49 cents.

The caution of enjoying short term trends also goes for loans and deposits. During 2005 we have demonstrated our ability to grow loans and deposits over the year. The distraction comes in looking at any one quarter. In the fourth quarter deposit growth was strong while loan balances retracted. However in the third quarter the pattern was just the opposite.

Over the past several quarters we’ve indicated that double digit loan growth is sustainable. I continue to believe that to be true. We’re operating in a strong market and have the people to produce profitable loan and deposit growth. However it doesn’t always come in an orderly fashion.

Yesterday we also announced the five for four stock split while maintaining the quarterly cash dividend at 20 cents, effectively increasing the cash dividends by 25%. We believe this move further demonstrates our confidence in the company’s ability to produce earnings adequate to support growth and increase the cash return to shareholders.

Last quarter I ended my prepared remarks by saying we’re optimistic about the future and we continue to be because of our commitment to growth and our opportunity in this market.

That concludes my prepared remarks. Now with (Mary Ann)‘s assistance we’d be glad to take your questions.

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

Operator:	As a reminder if you have a question please press star then the number 1.

Your first question comes from Fred Cummings.

Fred Cummings:	Yes good afternoon.

Bob Warrington:	Good afternoon Fred.

Fred Cummings:	Can you talk about your hiring plans for next year, Bill? I mean Bob. It’s been a long week. With respect to – on the commercial lending side you’re getting very good traction on the commercial side. Do you feel a need to hire more people? And I also want you to talk about a number of banks here in Ohio have talked about entering the Indianapolis marketplace. If you could touch on the competitive environment in that market.

Bob Warrington:	Thank you Fred and thanks for making time for us today. We are constantly on the lookout for quality bankers. Many of you have heard me talk in the past it’s my personal belief that there are not enough quality bankers in the Indianapolis marketplace to serve all the banks that have entered the market and all the branches that have been built.

I think this stems from the fact that the last large locally owned bank was acquired in the early nineties and in essence there hasn’t been a significant in market training program since then.

So the pool of qualified bankers has shrunk while the number of companies entering the market has increased. And I do believe a distinguishing characteristic between the banks that will win and lose in this marketplace will be dependent upon the ability to attract and retain talent.

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

That said, we do have some names on our list that we would like to bring into the fold that we’re working on. We added two high quality corporate bankers last year. We would – we’re particular. And for those that have performed for us we have attempted to reward them in ways that help bind them to the company.

So it is high on our list of strategic initiatives to expand the core of quality bankers. I agree that it is crucial for us to do that because one key player can materially impact our bottom line so we’re completely focused on it.

That said it’s not easy to do because the pool of the type of players we’re looking for is relatively small.

Fred Cummings:	Okay. And Bob now can you touch on the competitive dynamics with respect to what you're seeing from some of the larger banks? And then there's also a lot of talks from the likes of Sky Financial, First Merit, and a few others about entering that Indianapolis marketplace.

Bob Warrington:	Well I think the rumors regarding Sky are fairly rampant. I can understand why banking organizations that are primarily operating in Ohio would want to enter the Indianapolis market. We think it’s a fabulous market. We think it offers growth rates above those that they experience in most of the Ohio markets.

But I still think you have to face the cold, brutal facts and that is you have to come up with some way to acquire the talent necessary to operate in this marketplace and it’s easy to select a market you want to go into but much harder to get the appropriate talent to support that.

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

There’s an incredible number of banks already here. I think we’ve faced stiff competition over the past year and a half that I’ve been here; would expect that to continue. But I’m confident going to battle with the associates we have with us today and we believe we’ve been winning and we believe we continue to win with the personnel that we have.

Fred Cummings:	Okay thanks Bob.

Bob Warrington:	Thanks Fred.

Operator:	Brad your line is open.

Brad Milsaps:	Oh I’m sorry good afternoon.

Bob Warrington:	Good afternoon.

Brad Milsaps:	Hey Bill just quickly I was going to see if you could reconcile for me talking about the third quarter of this year versus the fourth quarter – the decline in fee income and then also the decline in non-interest expense. Just wanted to see kind of what the moving parts were there and if there’s anything in particular you could point to sort of as we look into 2006.

Bill Brunner:	I would caution you on again as we talk about one quarter doesn’t make a trend. And some quarters, you know, there’s a lot of moving parts. For example let me take non-interest income. There’s a number of moving parts and in this quarter a few of them were down for various reasons.

For example loan fees were off this quarter relative to the previous quarter. And as I said the previous quarter we had – in the third quarter we had quite a

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

few bookings of commercial loans and so goes fees. They were down a little bit that quarter but we’re not drawing a trend to that.

I think you probably have some interest in deposit fee income and, you know, last year at this time the industry saw a fall off in particular the overdraft type income and, you know, kind of shook their head at it a little bit.

Through the quarter it was reasonably strong. We did see a December – and I’d say the second half of December it became softer. It’s starting to look like there might be a bit of seasonality in the deposit fee income that may not have been there a few years back.

Other than that there were, you know, a number of relatively small items drifting through non-interest income. Non-interest expense, you know, Brad I hate to say this it was a good quarter of cost control. We didn’t have any unusual or surprise expenses that occurred this quarter. We had earlier in the year — because stock was rising up very rapidly — took some extra charges earlier in the year because of stock price on amortization of restricted shares. But fourth quarter was just good blocking and tackling on expenses. It was all over the map.

Brad Milsaps:	Okay. All right. And Bob you talked a little bit about hiring bankers in Indianapolis. Can you give us an update on your branching plans?

Bob Warrington:	Thank you Brad. We have two branches under construction as we speak. I believe we have identified a location to launch a third one which would involve a consolidation of an existing branch. And we have updated our methodology on site selection and are in the process of reviewing what our internal capabilities may be to accelerate the pace of branch openings.

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

Brad Milsaps:	Okay but it sounds like most of those would be coming on probably the second half of the year?

Bob Warrington:	Yeah I think the first one will come on sometime in the second quarter, probably the latter part of it. And the second one is probably third quarter.

Brad Milsaps:	Okay great. Thank you.

Bob Warrington:	Thanks Brad.

Operator:	Your next question is from Kenneth James.

Kenneth James:	Good afternoon.

Bob Warrington:	Good afternoon.

Kenneth James:	I was hoping to get a little bit more color on the expenses. Would you say the fourth quarter was exceptional in your ability to block and tackle on the expenses and represents kind of a floor for a run rate or do you think you can keep cutting or you think this is a run rate at least until a system conversion takes place in the second half of the year?

Bill Brunner:	Hi Ken it’s Bill. I would say that the fourth quarter is a good, solid run rate we’re going into, I think. I’m glad you mentioned the second part of your comment is we’re going into a year where we’re going to be doing a lot of work and a lot of changing in systems, processes, people and such and what they do. And ultimately coming out in 2007 expect to see a drop off in non-interest expense once again.

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

Fourth quarter was good. I’m not going to tell you it was anything exceptional coming out of it. As you enter into the first of the year, you know, due to the timing of certain payroll taxes and such first quarter for most CFOs would tell you is a little bit more of a challenge.

But I guess net net NIE there wasn’t any material stand out items that, you know, in the grand total between all the plusses and minuses.

Kenneth James:	Okay thanks.

Operator:	Your next question comes from Brian Martin.

Brian Martin:	Hi guys.

Bob Warrington:	Hi Brian.

Brian Martin:	I wanted to just get a little color just on a trend within the deposit market share within the Indianapolis market and just kind of getting your thoughts. You guys have kind of indicated in the past the opportunity you have given your low market share.

I guess just wondering if you can comment a little bit on the trends. I mean the trend has been down percentage wise for you guys, you know, over the last several years. And I guess just trying to get a feel for – do you think that trend, you know, stops and reverses course and starts turning back upward at this point or – I guess whatever color you could offer on that would be helpful.

Bill Brunner:	Okay Brian this is Bill. I’ll take a little bit of a shot at that. I guess I’d have to go back and look at to see if it’s been going down on it. We certainly have

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

spent our energies in deposit generation – what we refer to lovingly as core deposits — checking, savings, and retail CDs.

I think sometimes those statistics you see in the marketplace since they also include bid money, internet money, or whatever other kinds of money sometimes cloud what’s underneath it a little bit as far as certainly from a profitability standpoint.

I don’t say that to make excuses about it because I actually do believe our say our share of the consumer and commercial deposit mix is on the right path.

Brian Martin:	Okay and I guess as far as near term goals I guess can you guys – can you give any color as far as we’re, you know, what objectives you guys have in place if any with regard to that number? I mean I think the 2005 number was somewhere in the five and a half range on a total market share. But, you know, I guess…

Bob Warrington:	Brian your question is do we have any...

Brian Martin:	Well I guess I’m wondering where, you know, where that number trends, you know, both in the near term and the longer term. You know, how much of the market do you guys think you can ultimately, you know, get as you continue execute, you know, in both the near term and the longer term?

Bob Warrington:	Let me try to answer it this way. If you look at the number of branches we have in the market as a percentage of total branches and if then you look at the percentage of deposits in the marketplace, we have a higher percentage of deposits in the market than the number of our branches would indicate we should have.

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

We think that with the opening of some hopefully strategically placed new branches and the focus on the talent we put in the existing branches that we will be able to grow at a pace faster than the market and we believe that we have initiatives in place to address that. I believe I talked last quarter about a prime rate based money market or savings account that’s been pretty successful in its initial launch.

So between the combination of focusing on talent, new products, and new and better locations we drive it that way. We don’t – we haven’t set for ourselves a specific goal in the sense that we want X percent of the deposit marketplace. We have other profit considerations that we take in mind before we get to a market share goal. But we do believe that we can increase our market share.

Brian Martin:	Okay. And I guess maybe a second question is can you, you know, I guess give a, you know, maybe prioritize where your, I guess your top priorities for ’06 at this point. I mean last year with all the initiatives you undertook and I guess just riding the ship if you will. You know, as you look to ’06 what are kind of at the top of your list as far as executing on, you know, we’ll see the tangible benefits from that?

Bob Warrington:	Well clearly number one for us in ’06 would be the successful core conversion and the change in our business processes associated with that. As I stated before the successful implementation of that objective should improve our run rate by two plus million dollars.

And, you know, we’re targeting to have that fully executed by the end of the third quarter and would expect to on an ongoing basis to reap the full benefits of that going forward.

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

So that would offer us the greatest opportunity and we have to be mindful of the risks that are associated anytime you convert a computer system or you change the way your business processes operate. So that’s first and foremost in our mind and that would be number one by a long shot because of the potential impact that that can have on us in ’06.

Brian Martin:	Okay. Thanks very much guys.

Bob Warrington:	You’re welcome.

Operator:	Your next question is from Kenneth James.

Kenneth James:	Hi guys just had a follow-up. On the systems conversion can you refresh my memory – do you expect any non-recurring or elevated expenses or any kind of charge you have to take during the actual quarter on the conversion?

Bob Warrington:	That’s a great question Kenneth. There clearly – let me go back and just try to recall what I said in the past. We are targeting to get this converted in the third quarter and we would have a contract with our existing core service provider that runs through the end of the year.

So there would be an expectation that there would be a contract termination fee and a – the accounting rules determine what quarter that actually gets recognized.

There would also be some ongoing expenses that would be related to consulting type work if you will to help us with a real opportunity to pick up the savings and revenue enhancements comes from redesigning the way work flows through the system because compared to our peers at our size we’re 30 to 35% above their cost structure. So this is a great opportunity for us.

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

So there will be some – I would call them not insignificant but not large either expenses that would occur between now and the time that we actually convert. The biggest single item should be the contract termination fee.

Kenneth James:	Okay and you haven’t quantified that have you? Or do you know what that is?

Bob Warrington:	Well we have not made a public statement about it.

Kenneth James:	Okay.

Bob Warrington:	But I also have a pretty good idea what it is.

Kenneth James:	Okay. Bill I want a quick question – I believe maybe you mentioned that you were going to discuss the potential impact of FAS 123 on ’06.

Bill Brunner:	Yeah thanks for the question. By the way Kenneth let me come back and wrap up on that bit. Obviously the cost that we would have to incur to cease using our current operations we can cut over to a new core processor, you know, the date drive that cost completely. And basically the rules are when you really become confident enough it’s going to – when it’s going to occur you’ll take a charge.

Right now our best estimate is that charge will be around $600,000. That may give you a little size.

Kenneth James:	Okay.

Bill Brunner:	Now as far as FAS 123R my estimate is 123R should have a two cent impact for 2006 declining to by over a three year period to nothing.

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

Kenneth James:	Okay great.

Operator:	Your next question is from Brad Milsaps.

Brad Milsaps:	Hey sorry for the follow-up but just did you have any specific plans for the gain on the sale of the trust company that you’ll have in the first quarter? I didn’t know how that might relate to, you know, some of your capital management plans. I know you’ve kept the dividend the same and have been fairly aggressive with the buyback but didn’t know if you had any specific plans for that gain.

Bob Warrington:	Well regarding the dividend increase the trust transaction didn’t figure into the thinking on that at all. We believe we should reward our shareholders on an annual basis. So we’ve got to be able to come back and do something next year in terms of a dividend increase or that’s clearly our intention.

We will use a good portion of the gain, the after tax gain on the trust sale to repurchase some shares and it’s also perhaps an opportunity to at least partially offset some of the expenses associated with that core conversion process project we just talked about.

Brad Milsaps:	Okay Bob is there a specific payout ratio that you guys are looking to maintain?

Bob Warrington:	We wouldn’t want to put ourselves in a box like that. I would say we feel comfortable between 40 and 50% on a payout ratio but we would always reserve the right to be flexible.

Brad Milsaps:	Okay great. Thank you.

FIRST INDIANA BANK
Moderator: Beth Copeland
01-19-06/1:00 pm CT
Confirmation #3915520

Bob Warrington:	You’re welcome.

Operator:	As a reminder if you have a question please press star then the number 1.

There are no questions at this time.

Bob Warrington:	Thank you everyone. We appreciate your interest in First Indiana and that concludes our call. Good day.

Operator:	Thank you for participating in today's conference. You may now disconnect.

END